                                 EXHIBIT 99.4

                          Great Pee Dee Bancorp, Inc.
                         (Proposed Holding Company for
            First Federal Savings and Loan Association of Cheraw )
                            Cheraw, South Carolina


                          Proposed Marketing Materials

                                  Draft 9/19/97

                             Marketing Materials for
              First Federal Savings and Loan Association of Cheraw

                                Table of Contents
                                -----------------

I.                Press Release
                  A.   Explanation
                  B.   Schedule
                  C.   Distribution List
                  D.   Examples

II.               Question and Answer Brochure
                  A.   Explanation
                  B.   Method of Distribution
                  C.   Example

III.              Officer and Director Brochure
                  A.   Explanation
                  B.   Method of Distribution
                  C.   Example

IV.               Counter Cards, Lobby Posters and a Tombstone Announcement
                  A.   Explanation
                  B.   Quantity
                  C.   Examples

V.                Community Meeting Invitation and Prospect Letters
                  A.   Explanation
                  B.   Examples

VI.               IRA Mailing
                  A.   Explanation
                  B.   Example

VII.              Letters
                  A.   Explanation
                  B.   Example

VIII.             Proxygram
                  A.   Explanation
                  B.   Example

IX                Subscription Rights Notice
                  A.   Explanation
                  B.   Method of Distribution
                  C.   Example

                                I. Press Releases


A.       Explanation

         In an effort to assure that all customers, community members, and other interested investors receive prompt accurate information in a simultaneous manner, Trident Securities, Inc. advises First Federal to forward press releases to national and regional publications, newspapers, radio stations, etc., at various points during the conversion process.

         Only press releases approved by Conversion Counsel will be forwarded for publication in any manner.

B.       Press Releases

         1. Approval of Conversion by the Office of Thrift Supervision and the Securities and Exchange Commission

         2.       Close of Stock Offering

C.       Distribution Lists (see attached)

D.       Examples (see attached)

                        National Media Distribution List
                        --------------------------------



American Banker
---------------
One State Street Plaza
New York, New York  10004
Michael Weinstein

Business Wire
-------------
212 South Tryon
Suite 1460
Charlotte, South Carolina  28281

Wall Street Journal
-------------------
World Financial Center
200 Liberty
New York, New York  10004

SNL Securities
--------------
Post Office Box 2124
Charlottesville, Virginia  22902

Barrons
-------
Dow Jones & Company
Barron's Statistical Information
200 Burnett Road
Chicopee, Massachusetts  01020

Investors Business Daily
------------------------
12655 Beatrice Street
Post Office Box 661750
Los Angeles, California  90066


                                Local Media List
                                ----------------
                                  (Forthcoming)

D.   Press Release
                                                   FOR IMMEDIATE RELEASE
                                                   ---------------------
                                                   For More Information Contact:
                                                   Herbert W. Watts, President
                                                   Telephone: (803) 537-7656


             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW
             ----------------------------------------------------
                              STOCK SALE APPROVED
                              -------------------

         Cheraw, South Carolina, _________, 1997 - Mr. Herbert W. Watts, President of First Federal Savings and Loan Association of Cheraw ("First Federal"), Cheraw, South Carolina, announced _________, 1997 that First Federal has received approval from the Office of Thrift Supervision to convert from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association. In connection with the Conversion, First Federal has formed a holding company, Great Pee Dee Bancorp, Inc. ("Great Pee Dee Bancorp") to hold all of the outstanding capital stock of First Federal.

         A Prospectus and Proxy Statement describing the Plan of Conversion will be mailed to certain members of First Federal on or about November ______, 1997. Under the Plan of Conversion, Great Pee Dee Bancorp is offering an estimated 1,897,500 shares of common stock at $10.00 per share. Certain of First Federal's past and present depositors and borrowers will have the opportunity to purchase stock through a subscription offering that closes on December _________, 1997. Shares that are not subscribed for during the subscription offering, if any, will be offered to the general public, with preference given to natural persons and trusts of natural persons who are permanent residents of Chesterfield County, South Carolina, in a community offering. The offerings are being managed by Trident Securities, Inc., of Raleigh, North Carolina.

         As a result of the Conversion, First Federal will be structured in the stock form, just like all commercial banks and an increasing number of savings institutions, and will become a subsidiary of

Great Pee Dee Bancorp.

          According to Mr. Watts, "Our day to day operations will not change as a result of the Conversion and deposits will continue to be insured by the FDIC up to the applicable legal limits".

         First Federal is headquartered in Cheraw, South Carolina. The Association was chartered in 1935. At June 30, 1997, First Federal had total assets of $60.5million and total equity of $11.1 million. Customers or interested members of the community with questions concerning the stock offering should call the institution at (803) _________ or visit First Federal's main office.

         At June 30, 1997 total assets of $60.5 million and total equity of $11.1 million in retained earnings or 18.3% of assets.

D.   Press Release                        FOR IMMEDIATE RELEASE
                                          ---------------------
                                          Contact: Herbert W. Watts, President
                                          Telephone: (803) 537-7656

                GREAT PEE DEE BANCORP CORP., HOLDING COMPANY FOR
                ------------------------------------------------
              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW,
              -----------------------------------------------------
                        COMPLETES INITIAL STOCK OFFERING
                        --------------------------------

         Cheraw, South Carolina _______, 1997 - Mr. Herbert W. Watts, President of First Federal Savings and Loan Association of Cheraw ("First Federal"), Cheraw, South Carolina, announced ______, 1997 today that Great Pee Dee Bancorp, Inc. ("Great Pee Dee Bancorp"), the proposed holding company for First Federal Savings and Loan Association of Cheraw, has completed its initial common stock offering. It is anticipated that the common stock of Great Pee Dee Bancorp will begin trading on the NASDAQ National Market System on _____, 1997 under the symbol "____". Trident Securities, Inc., the manager of the offering, will be a market maker in the stock. Great Pee Dee Bancorp will issue __________ shares of its common stock.

         The net proceeds contributed to First Federal upon conversion will substantially increase its capital. First Federal will use the funds contributed to it for general corporate purposes, including, initially, local lending and investment in short-term U.S. Government and agency obligations. First Federal may also intend to use a portion of the net proceeds to repay some or all of its borrowings from the Federal Home Loan Bank of Atlanta. Further, First Federal may use the balance of the proceeds to repay some or all of its participations and possibly mortgage-backed securities in the secondary market.

         On _______, 1997, First Federal's Plan of Conversion was approved by First Federal's depositor and borrower members at a Special Meeting that was held at the main office of the institution.

         Mr. Watts indicated that the Officers and Board of Directors of First Federal want to express their thanks for the response by customers and the community to the stock offering and that First Federal looks forward to serving the needs of its customers as a stock institution.

                        II. Question and Answer Brochure


A.       Explanation

         The Question and Answer brochure is an essential marketing piece in any conversion. It serves to answer some of the most commonly asked questions in "plain, everyday language." Although most of the answers are taken verbatim from the Prospectus and Proxy Statement, it assists the individual in finding answers to simple questions.

         Conversion Counsel approves the language for each Question and Answer. Trident Securities, Inc. and First Federal will be responsible for any introductory or concluding remarks, design, layout, color, and paper stock. This will be coordinated through Trident Securities, Inc. in conjunction with the financial printer.

B.       Method of Distribution

         There are three primary methods of distribution of the Question and Answer brochure. However, regardless of the method, the brochure is always accompanied by a Prospectus.

         1. A Question and Answer brochure is sent out in the initial mailing to all members of First Federal.

         2. Question and Answer brochures are available in First Federal's offices.

         3. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.

C.       Example

C.   Example

     First Federal Savings and Loan Association of Cheraw ("First Federal")
                             Cheraw, South Carolina


     Questions and Answers Regarding the Subscription and Community Offering
                      and Voting on the Plan of Conversion


                           MUTUAL TO STOCK CONVERSION
                           --------------------------

First Federal's Board of Directors has unanimously voted to convert First Federal from its present mutual form to a stock institution, subject to approval of the conversion by First Federal's members and regulatory authorities. Complete details on the conversion, including reasons for conversion, are contained in the Prospectus and Proxy Statement. We urge you to read them carefully.

This brochure is provided to answer basic questions you might have about the conversion. Remember, the conversion will not affect the rate on any of your savings accounts, deposit certificates, or loans.

1.       Q.       What is a "Conversion"?

         A. Conversion is a change in the legal form of organization. First Federal currently operates as a federally-chartered mutual savings and loan association with no shareholders. Through the conversion, First Federal will form a holding company, Great Pee Dee Bancorp, Inc. ("Great Pee Dee Bancorp"), which will ultimately own all of the outstanding stock of the Association. Great Pee Dee Bancorp will issue common stock in the conversion, as described below, and will be a publicly-owned company.

2.       Q.       Why is First Federal converting?

         A. As a federally-chartered mutual savings and loan, First Federal does not have stock holders and has no authority to issue stock. By converting to the stock form of organization, First Federal will be structured in the form used by all commercial banks, most business entities and a growing number of savings institutions. The Conversion will be important to the future growth and performance of First Federal by providing a larger capital base on which it may operate, enhance future access to capital markets and, if desired, enhance First Federal's ability to diversify into other financial service-related activities. Currently, First Federal has no specific plans, agreements, arrangements or understandings regarding such diversification.

3.       Q.       Will the conversion have any effect on savings accounts,
                  certificates of deposit or loans with First Federal?

         A. No. The conversion will not change the amount, interest rate or withdrawal rights of any savings and checking accounts or certificates of deposit. The rights and obligations of borrowers under their loan agreements will not be affected. However, upon consummation of the conversion, First Federal's deposit account holders and borrowers will no longer have voting rights unless they purchase common stock in Great Pee Dee Bancorp.

4.       Q.       Will the conversion cause any changes in personnel or
                  management?

         A. No. The conversion will not cause any changes in personnel or management. The normal day-to-day operations will continue as before.

5.       Q.       Did the Board of Directors of First Federal approve the
                  conversion?

         A. Yes. The Board of Directors unanimously adopted the Plan of Conversion on July 14, 1997.

                    THE SUBSCRIPTION AND COMMUNITY OFFERING
                    ---------------------------------------

6.       Q.       Who is entitled to subscribe Great Pee Dee Bancorp common
                  stock?

         A. Rights to subscribe for common stock will be given in order of priority to (i) depositors of First Federal as of June 30, 1995 with a $50.00 minimum deposit at that date (the "Eligible Account Holders"); (ii) First Federal's employee stock ownership plan (the "ESOP"), a tax qualified employee stock benefit plan; (iii) depositors of First Federal, who are not Eligible Account Holders, with $50.00 or more on deposit as of September 30, 1997 (the "Supplemental Eligible Account Holders"); and (iv) certain depositors and borrowers of First Federal as of _______________ ("Other Members"), subject to the purchase limitations set forth in the Plan of Conversion.

                  Shares that are not subscribed for during the subscription offering, if any, may be offered to the general public through a community offering with preference given to natural persons and trusts of natural persons who are permanent residents of Chesterfield County, South Carolina (the "Local Community").

7.       Q.       How do I subscribe for shares of stock?

         A. Eligible customers wishing to exercise their subscription rights must return the enclosed Stock Order Form to First Federal. The Stock Order Form must be completed and returned along with full payment or appropriate instructions authorizing a withdrawal from a deposit account at First Federal on or prior to the close of the Subscription Offering which is 12:00 noon, South Carolina time, on _____, 1997, unless extended.

8.       Q.       How can I pay for my subscription stock order?

         A. First, you may pay for your stock order in cash (if delivered in person to First Federal) or by check or money order. Subscription funds will earn interest at First Federal's passbook rate from the day we receive them until the completion or termination of the conversion.

                  Second, you may authorize us to withdraw funds from your First Federal savings account or certificate of deposit without early withdrawal penalty. These funds will continue to earn interest at the rate in effect for your account until completion of the offering at which time your funds will be withdrawn for your purchase. Funds remaining in this account (if any) will continue at the contractual rate unless the withdrawal reduces the account balance below the applicable minimum in which case you will receive interest at the passbook rate or the remaining funds are returned to the depositor. A hold will be placed on your account for the amount you specify for stock payment. You will not have access to these funds from the day we receive your order until the completion or termination of the conversion.

                  If you want to use Individual Retirement Account deposits held at First Federal to pay for your stock order, call our Stock Information Center at (803) ____________ for assistance. There will be no early withdrawal or IRS penalties, but additional paperwork is necessary.

9.       Q.       When must I place my order for shares of stock?

         A. To exercise subscription rights in the subscription offering, a Stock Order Form must be received by First Federal with full payment for all shares subscribed for not later than 12:00 noon, South Carolina time, on ______, 1997.

                  Non-customers desiring to order shares through the community offering, if any, must order shares before the close of the community offering, if any, which will be no sooner than 12:00 noon, South Carolina time on _______, 1997, unless extended.

10.      Q.       How many shares of stock are being offered?

         A. Great Pee Dee Bancorp is offering up to 1,897,500 shares of common stock at a price of $10.00 per share. The number of shares may be decreased to 1,402,500 or increased to 2,182,125 to reflect the independent appraiser's final determination of the consolidated pro forma market value of Great Pee Dee Bancorp and First Federal, as converted.

11.      Q.       What is the minimum and maximum number of shares that I can order during the offering period?

         A. The minimum number of shares that may be ordered is 25 shares. No Stock Order

                  Form will be accepted for less than $250. The maximum order of shares may not exceed a total aggregate purchase price of $250,000 for any individual or individuals through a single account including associates or groups acting in concert as defined in First Federal's Plan of Conversion.

12.      Q.       How was it determined that between 1,402,500 shares and
                  2,182,125 shares of stock would be issued at $10.00 per share?

         A. The share range was determined through an appraisal of Great Pee Dee Bancorp and First Federal, as converted, by Ferguson & Co., an independent appraisal firm specializing in the thrift industry.

13.      Q.       Must I pay a commission on the stock for which I subscribe?

         A. No. You will not pay a commission on stock purchased in the Subscription Offering or the Community Offering, if any.

14.      Q.       Will I receive interest on funds I submit for stock orders?

         A. Yes. First Federal will pay its current passbook rate from the date funds are received (with a completed Stock Order Form) during the subscription and community offerings until completion of the conversion.

15.      Q.       If I have misplaced my Stock Order Form, what should I do?

         A. First Federal will mail you another order form or you may obtain one from First Federal's office. If you need assistance in obtaining or completing a Stock Order Form, please call or visit the Stock Information Center.

16.      Q.       Will there be any dividends paid on the stock?

         A. Subject to regulatory and other considerations, the Company intends to establish a quarterly cash dividend following the Conversion of $0.30 per share annually commencing during the first full calendar quarter following the Conversion. In addition, the Board of Directors may determine to pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. No assurance can be given that any dividends (regular or special) will be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods.

17.      Q.       How much stock do the directors and officers of First Federal intend to order in the Subscription Offering?

         A. Directors and executive officers intend to order approximately $1.25 million (7.6% at the sale of 1,650,000 shares in the offering) of the stock to be offered in the conversion. The purchase price paid by directors and officers will be the same as that paid by customers and the general public.

18.      Q.       Are the subscription rights transferable to another party?

         A. No. Pursuant to federal regulations, subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members may be exercised only by the person(s) to whom they are granted. Any person found to be transferring or selling subscription rights will be subject to forfeiture of such rights and other penalties.

19.      Q.       I closed my account several months ago.  Someone told me that
                  I am still eligible to buy stock.  Is that true?

         A. If you were an account holder on the Eligibility Record Date, June 30, 1995, or the Supplemental Eligibility Record Date, September 30, 1997, you are entitled to purchase stock regardless of whether or not you continue to hold your First Federal account.

20.      Q.       May I obtain a loan from First Federal using stock as
                  collateral to pay for my shares?

         A. No. Federal regulations do not allow First Federal to make loans for this purpose, but other financial institutions may make a loan for this purpose.

21.      Q.       Will the FDIC (Federal Deposit Insurance Corporation) insure the shares of stock?

         A. No. The shares will not be insured by the FDIC. However, the Savings Association Insurance Fund of the FDIC will continue to insure savings accounts and certificates of deposit up to the applicable limits allowed by law.

22.      Q.       Will there be a market for the stock following the conversion?

         A. Great Pee Dee Bancorp has never issued stock before, and consequently there is no established market for its common stock. Great Pee Dee Bancorp has received conditional approval to have the common stock listed on the NASDAQ National Market System under the symbol "___". Trident Securities, Inc. intends to make a market in the common stock . However, purchasers of common stock should recognize that no assurance can be given than an active and liquid trading market will develop or, if developed, will be maintained.

23.      Q.       Can I purchase stock using funds in a First Federal IRA
                  account?

         A. Yes. Contact the Stock Information Center for the additional information. It takes several days to process the necessary IRA forms and, therefore, you must make arrangements by ______, 1997, to accommodate your order.

                   ABOUT VOTING "FOR" THE PLAN OF CONVERSION

24.      Q.       Am I eligible to vote at the Special Meeting of Members to be held to consider the Plan of Conversion?

         A. At the Special Meeting of Members to be held on ______, 1997, you are eligible to vote if you are one of the "Voting Members," who are holders of First Federal's deposits or other authorized accounts or loans as of ____________, 1997 (the "Voting Record Date") for the Special Meeting. However, members of record as of the close of business on the Voting Record Date who cease to be depositors or borrowers prior to the date of the Special Meeting are no longer members and will not be entitled to vote at the Special Meeting. If you are a Voting Member, you should have received a proxy statement and proxy card with which to vote.

25.      Q.       How many votes do I have as a Voting Member?

         A. According to First Federal's charter, each account holder is entitled to one vote for each $100, or fraction thereof, on deposit in such account. Each borrower who holds eligible borrowings is entitled to cast one vote in addition to the number of votes, if any, he or she is entitled to cast as an account holder. No member may cast more than 1,000 votes.

26.      Q.       If I vote "against" the Plan of Conversion and it is approved, will I be prohibited from ordering stock during the subscription offering?

         A. No. Voting against the Plan of Conversion in no way restricts you from ordering stock in either the subscription offering or the community offering.

27.      Q.       What happens if First Federal does not get enough votes to approve the Plan of Conversion?

         A. First Federal's Conversion would not take place and First Federal would remain a mutual savings and loan association.

28.      Q.       As a qualifying depositor or borrower of First Federal, am
                  I required to vote?

         A. No. However, failure to return your proxy card will have the same effect as a vote "Against" the Plan of Conversion.

29.      Q.       What is a Proxy Card?

         A. A Proxy Card gives you the ability to vote without attending the Special Meeting in person. However, you may attend the meeting and vote in person, even if you have returned your proxy card, if you choose to do so.

30.      Q.       How does the conversion affect me?

         A. The conversion is intended, among other things, to assist First Federal in maintaining and expanding its many services to First Federal's customers and community. If you purchase stock, you will also have the opportunity to invest in Great Pee Dee Bancorp, the proposed holding company for First Federal. However, there is no obligation to purchase stock; the decision to purchase stock is strictly personal.

31.      Q.       How can I get further information concerning the stock
                  offering?

         A. You may call the Stock Information Center, at (803) __________ for further information or a copy of the Prospectus, Stock Order Form, Proxy Statement and Proxy Card.

         The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

         This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                             FOR YOUR CONVENIENCE

         In order to assist you during the stock offering period, we have established a Stock Information Center to answer your questions. Please call:

                               (803)
                                     ----------

                      III. Officer and Director Brochure

A.  Explanation

    An Officer and Director Brochure merely highlights the intended stock purchases shown in the Prospectus.

B.  Method of Distribution

    There are three primary methods of distribution of Officer and Director Brochures. However, regardless of the method, they are always accompanied by a Prospectus.

    1. An Officer and Director Brochure is sent out in the initial mailing to all members of the First Federal.

    2. Officer and Director Brochures will be available in any of First Federal's offices.

    3. Officer and Director Brochures are sent out in a standard information packet to all interested investors who telephone the Stock Information Center requesting information.

                 OFFICER AND DIRECTOR STOCK PURCHASE COMMITMENTS




Name and                      Anticipated Number of      Anticipated Dollar
Position                      Shares Purchased           Amount Purchased
--------                      ----------------------     ------------------
Herbert W. Watts                      20,000                  $200,000
   President & CEO


Robert M. Bennett                     25,000                  $250,000
   Chairman of the Board


William Rhett Butler                  20,000                  $200,000
   Director


James C. Crawford III                 25,000                  $250,000
   Director


Henry P. Duvall, Jr.                  15,000                  $150,000
   Director


Cornelius B. Young                    15,000                  $150,000
   Director


Johnnie L. Craft                      5,000                    $50,000
   Secretary & Treasurer              -----                    -------


TOTAL                                125,000                 $1,250,000
                                     =======                 ==========

         The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

         This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                IV. Counter Cards, Lobby Posters and the Tombstone Announcement

A.       Explanation

         Counter cards, lobby posters and the tombstone announcement serve three
                                                                           -----
         purposes: (1) As a notice to First Federal's customers and members of the local community that the stock sale is underway; (2) to remind the customers of the end of the Subscription Offering; and (3) to invite members of the community to an informational meeting, if applicable. Trident has learned in the past that many people need reminding of the deadline for subscribing and therefore we suggest the use of these simple reminders.

B.       Quantity

         Approximately 3 - 4 counter cards may be used at First Federal's offices, at teller windows and on customer service representatives' desks. These counter cards will be exact duplicates of the lobby poster and will be no larger than 8-1/2" x 11".

         Approximately 1 - 2 lobby posters may be used at the offices of First Federal. These posters will be approximately 2' x 3'.

         Tombstone announcements may be used for placement in local newspapers. The advertisements will run no more than twice each in the local newspaper. The ads will be no larger than 8-1/2" x 11".

C.       Examples enclosed

                                                                          POSTER

                           Great Pee Dee Bancorp, Inc.

              First Federal Savings and Loan Association of Cheraw


                            STOCK OFFERING MATERIALS
                                 AVAILABLE HERE



    Customer and Community Priority Rights, if any, for the Stock Offering
                        by Great Pee Dee Bancorp, Inc.
                             Expire on _____, 1997

 This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Prospectus. These shares have not been approved or disapproved by the Securities and
 Exchange Commission, the Office of Thrift Supervision or the Federal Deposit
    Insurance Corporation, nor has such Commission, Office or Corporation passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.


New Issue                                                           , 1997
---------                                                   --------



                                1,897,500 Shares

                     These shares are being offered pursuant
                         to a Plan of Conversion whereby


                         First Federal Savings and Loan
                              Association of Cheraw


                     in Cheraw, South Carolina will convert
               from a federal mutual savings and loan association
                 to a federal stock savings and loan association
                    and become the wholly-owned subsidiary of


                           Great Pee Dee Bancorp, Inc.


                                  Common Stock

                                 ---------------

                             Price $10.00 per share

                                 ---------------


Copies of the Prospectus may be obtained in any State in which this announcement is circulated from such of the undersigned or other brokers and dealers as may legally offer these securities in such state.



                            Trident Securities, Inc.

                For a copy of the Prospectus call (803) ________.

                         V. Community Meeting Materials


A.       Explanation

         In order to educate the public about the stock offering, Trident suggests holding Community meetings in various locations. In an effort to target a group of interested investors, Trident requests that each Director of First Federal submit a list of acquaintances that he or she would like to invite to a Community meeting.

B.       Method of Distribution of Invitations and Prospect Letters

         Each Director submits his list of prospects.

         Invitations are sent to each Director's prospects through the mail. All invitations are preceded by a Prospectus and all attendees are given a Prospectus at the meeting.

         Prospect Letters are sent to prospects when appropriate.

C.       Examples enclosed

                           The Directors and Officers

                                       of

              First Federal Savings and Loan Association of Cheraw

                     cordially invite you to attend a brief

                  presentation regarding the stock offering of

           Great Pee Dee Bancorp, Inc., our proposed holding company.


                              Please join us at the

                                      Place

                                     Address

                                      Date

                                  at 5:30 p.m.

                               for hors d'oeuvres.


R.S.V.P.
(803) (Collect)

                                                              Example


                              (Introductory Letter)

                           (First Federal Letterhead)

                                         , 1997
                                  -------

Name
Address
City, State, Zip

Dear               :
     --------------

         You have probably read recently in the newspaper that First Federal Savings and Loan Association of Cheraw is converting from mutual to stock form. This conversion is the biggest step in the history of First Federal in that it allows customers, community members, employees and directors the opportunity to subscribe for common stock in our new holding company, Great Pee Dee Bancorp, Inc.

         I have enclosed a Prospectus and a stock order form which will allow you to subscribe for shares and possibly become a charter stockholder of Great Pee Dee Bancorp, Inc. In addition, we will be holding several presentations for friends of First Federal in order to explain the Conversion and review the merits of possibly becoming a charter stockholder of Great Pee Dee Bancorp, Inc. You will receive an invitation shortly.

         I hope that if you have any questions you will feel free to call First Federal's Stock Information Center at (803) ___________. I look forward to seeing you at our presentation.

                                               Sincerely,



                                               Director

         The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

         This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

Example



                               (Thank You Letter)

                           (First Federal Letterhead)

                                           , 1997
                                -----------

Name
Address
City, State, Zip


Dear               :
     --------------

         On behalf of the Board of Directors and management of First Federal Savings and Loan Association of Cheraw, I would like to thank you for attending our recent presentation regarding the stock offering of Great Pee Dee Bancorp, Inc. We are enthusiastic about the stock offering and look forward to completing the Offering on _______, 1997.

         I hope that you will join me in being a charter stockholder, and once again thank you for your interest.

                                              Sincerely,



                                              Herbert W. Watts
                                              President


         The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

         This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                                                                 Example


                        (Sorry You Were Unable to Attend)

                           (First Federal Letterhead)


                                           , 1997
                               ------------

Name
Address
City, State, Zip

Dear             :
     ------------

         I am sorry you were unable to attend our recent presentation regarding First Federal's mutual to stock conversion. The Board of Directors and management as a group intend to invest $1,250,000 of our own funds in the common stock of Great Pee Dee Bancorp, Inc. We are enthusiastic about the stock offering and look forward to completing the Offering on _______, 1997.

         We have established a Stock Information Center to answer any questions regarding the stock offering. Should you require any assistance between now and _______, I encourage you either to stop by or call our Stock Information Center at (803) ____________.

         I hope you will join me in becoming a charter stockholder of Great Pee Dee Bancorp, Inc.

                                            Sincerely,



                                            Herbert W. Watts
                                            President

         The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

         This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                                                                         Example


                             (Final Reminder Letter)

                           (First Federal Letterhead)

                                         , 1996
                                 --------


Name
Address
City, State, Zip

Dear                 :
     ----------------

         Just a quick note to remind you that the deadline is approaching quickly for purchasing stock in Great Pee Dee Bancorp, Inc., the proposed holding company for First Federal Savings and Loan Association of Cheraw. I hope you will join me in becoming a charter stockholder in what will be South Carolina's newest publicly owned financial institution holding company.

         The deadline for subscribing for shares in the Offering is _______, 1997. If you have any questions, I hope you will call our Stock Information Center at (803) _______________.

         Once again, I look forward to having you join me as a stockholder of Great Pee Dee Bancorp, Inc.

                                            Sincerely,


                                            Herbert W. Watts
                                            President


         The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

         This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                               VI.  IRA Mailing



A.       Explanation

         A special IRA mailing is proposed to be sent to all IRA customers of the Association in order to alert the customers that funds held in an IRA can be used to purchase stock. Since this transaction is not as simple as designating funds from a certificate of deposit like a normal stock purchase, this letter informs the customer that this process is slightly more detailed and involves contact with the Stock Information Center.

B.       Quantity

         One IRA letter is proposed to be mailed to each IRA customer of First Federal. These letters would be mailed following OTS approval for the conversion and after each customer has received the initial mailing containing a Proxy Statement and a Prospectus.

C.       Example - Enclosed

                           First Federal Letterhead



                                        , 1997
                                --------

Dear Individual Retirement Account Participant:

         As you know, First Federal Savings and Loan Association of Cheraw is in the process of converting from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association and has formed Great Pee Dee Bancorp, Inc. to hold all of the stock of First Federal (the "Conversion"). Through the Conversion, certain current and former depositors and borrowers of First Federal have the opportunity to purchase shares of common stock of Great Pee Dee Bancorp, Inc. in a Subscription Offering. Great Pee Dee Bancorp, Inc. currently is offering up to 1,897,500 shares of common stock, subject to adjustment, at a price of $10.00 per share.

         As the holder of an individual retirement account ("IRA") at First Federal, you may use your IRA funds to subscribe for stock. If you desire to subscribe for shares of common stock of Great Pee Dee Bancorp, Inc. through your IRA, First Federal can assist you in self-directing those funds. This process can be done without an early withdrawal penalty and generally without a negative tax consequence to your IRA.

         If you are interested in receiving more information on self-directing your IRA, please contact our Stock Information Center at (803) __________. Because it takes several days to process the necessary IRA forms, a response must be received by _______, 1997 to accommodate your interest.

                                        Sincerely,



                                        Herbert W. Watts
                                        President


         The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

         This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                                  VII. Letters


A.       Explanation

         Cover letters to accompany offering materials.

B.       Method of Distribution

         Enclosed with the initial mailing.

C.       Examples

                              (Trident Letterhead)


                                            ,1997
                                ------------


To Members and Friends of First Federal Savings and Loan Association of Cheraw:

         Trident Securities, Inc., a member of the National Association of Securities Dealers, Inc., is assisting First Federal Savings and Loan Association of Cheraw in its conversion to a capital stock savings and loan association and the concurrent offering of shares of common stock by Great Pee Dee Bancorp, Inc. (the "Company"), a Delaware corporation recently formed for the purpose of acquiring all of the stock of First Federal Savings and Loan Association of Cheraw.

         At the request of First Federal Savings and Loan Association of Cheraw, we are enclosing materials explaining the conversion process and your right to subscribe for common shares of the Company. Please read the enclosed offering materials carefully before subscribing for stock.

         If you have any questions, please call the Stock Information Center at
(803) __________.


                                            Sincerely,


                                            TRIDENT SECURITIES, INC.






         The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

         This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                           (First Federal Letterhead)

                                ___________, 1997

Dear Valued Customer:

     First Federal Savings and Loan Association of Cheraw is pleased to announce that we have received regulatory approval to proceed with our plan to convert to a federally chartered stock savings and loan association, conditioned upon receipt of approval by First Federal's members, among other things. This stock conversion is the most significant event in the history of First Federal in that it allows customers, community members, directors and employees an opportunity to subscribe for stock in Great Pee Dee Bancorp, Inc., the holding company for First Federal.

     We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on deposits at First Federal, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with First Federal. Let us also assure you that the stock Conversion will not result in any changes in the management, personnel or the Board of Directors of First Federal.

     A special meeting of the members of First Federal will be held _______ at _______, South Carolina time, at First Federal's main office, 515 Market Street, Cheraw, South Carolina, to consider and vote upon First Federal's Plan of Conversion. Enclosed is a proxy card. Your Board of Directors solicits your vote "FOR" First Federal's Plan of Conversion. A vote in favor of the Plan of Conversion does not obligate you to purchase stock. If you do not plan to attend the special meeting, please sign and return your proxy card promptly; your vote is important to us.

     As one of our valued members, you have the opportunity to invest in First Federal's future by having the opportunity to purchase stock in Great Pee Dee Bancorp, Inc. during the Subscription Offering, without paying a sales commission.

     If you decide to exercise your subscription rights to subscribe for shares, you must return a properly completed stock order form together with full payment for the subscribed shares so that it is received by First Federal not later than 12:00 Noon, South Carolina time on December , 1997.

     We also have enclosed a Prospectus and Proxy Statement which fully describes the conversion and provides financial and other information about Great Pee Dee Bancorp, Inc. and First Federal. Please review these materials carefully before you vote or invest. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center at (803) __________.

     We look forward to continuing to provide quality financial services to you in the future.

                                            Sincerely,


                                            Herbert W. Watts
                                            President

Enclosures

     The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

     This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                           (First Federal Letterhead)

                               ____________, 1997


Dear Interested Investor:

     First Federal Savings and Loan Association of Cheraw is pleased to announce that we have received regulatory approval to proceed with our plan to convert to a federally chartered stock savings and loan association, conditioned upon receipt of approval by First Federal's members, among other things. This stock conversion is the most significant event in the history of First Federal in that it allows customers, community members, directors and employees an opportunity to subscribe stock in Great Pee Dee Bancorp, Inc., the holding company for First Federal.

     We want to assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of First Federal.

     Enclosed is a Prospectus which fully describes First Federal, its management, board and financial condition. Please review it carefully before you make an investment decision. If you decide to invest, please return to First Federal a properly completed stock order form together with full payment for shares at your earliest convenience. For your assistance, we have established a Stock Information Center. If you have any questions, please call the Stock Information Center at (803)__________.

                                            Sincerely,


                                            Herbert W. Watts
                                            President
Enclosures

     The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

     This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                           (First Federal Letterhead)
                               ____________, 1997
Dear Friend:

     First Federal Savings and Loan Association of Cheraw is pleased to announce that we have received regulatory approval to proceed with our plan to convert to a federally chartered stock savings and loan association, conditioned upon receipt of approval by First Federal's members, among other things. This stock conversion is the most significant event in the history of First Federal in that it allows customers, community members, directors and employees an opportunity to subscribe stock in Great Pee Dee Bancorp, Inc., the holding company for First Federal.

     We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on deposits at First Federal, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with First Federal. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of First Federal.

     Our records indicate that you were a depositor of First Federal on June 30, 1995. Therefore, under applicable law, you are entitled to subscribe for Common Stock in the Subscription Offering. Orders submitted by you and others in the Subscription Offering are contingent upon the current members' approval of the Plan of Conversion at a special meeting of members to be held on , ________1997 and upon receipt of all required regulatory approvals.

     If you decide to exercise your subscription rights to purchase shares, you must return a properly completed stock order form together with full payment for the subscribed shares so that it is received at First Federal not later than 12:00 Noon, South Carolina time on __________ , 1997.

     Enclosed is a Prospectus which fully describes First Federal, its management, board and financial condition. Please review it carefully before you invest. For your convenience, we have established a Stock Information Center. If you have any questions, please call the Stock Information Center at (803)
___________.

                                            Sincerely,

                                            Herbert W. Watts
                                            President
Enclosures

     The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

     This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                             VIII. Proxy Reminder



A.   Explanation

     A proxygram is used when the majority of votes needed to adopt the Plan of Conversion is still outstanding. The proxygram is mailed to those "target vote" depositors who have not previously returned their signed proxy.

     The target vote depositors are determined by the conversion agent.

B.   Example enclosed

B.  Example

================================================================================

                                P R O X Y G R A M

                                     (LOGO)

================================================================================

YOUR VOTE ON OUR PLAN OF CONVERSION  HAS NOT BEEN RECEIVED.
     ----                                         --------

YOUR VOTE IS VERY IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE IS EQUIVALENT TO
---------------------------
VOTING AGAINST THE PLAN OF CONVERSION.


VOTING FOR THE PLAN OF CONVERSION WILL NOT AFFECT THE INSURANCE COVERAGE OF YOUR ACCOUNT. IT WILL CONTINUE TO BE INSURED UP TO THE LEGAL LIMIT ($100,000 PER
         ----------------------
ACCOUNT AS DEFINED BY LAW) BY THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION, AN AGENCY OF THE U.S. GOVERNMENT.


REMEMBER, VOTING FOR THE PLAN OF CONVERSION DOES NOT OBLIGATE YOU TO BUY ANY
                                            --------
STOCK.


PLEASE ACT PROMPTLY! SIGN THE ENCLOSED PROXY CARD AND MAIL OR DELIVER IT TO A
                                       ----------
FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW OFFICE.


WE RECOMMEND THAT YOU VOTE "FOR" THE PLAN OF CONVERSION.
                            ---
THANK YOU!

                        THE BOARD OF DIRECTORS OF FIRST
                        FEDERAL SAVINGS AND LOAN
                        ASSOCIATION OF CHERAW


================================================================================

                        IX. Subscription Rights Notice


A.   Explanation
         Notify members that the transfer of subscription rights is illegal

B.   Method of Distribution
         Notice is included in all initial meetings to members

C.   Example

                               SUBSCRIPTION RIGHTS

                                 SPECIAL NOTICE


     Any transfer of, or attempt to transfer, a subscription right to any other person is illegal and subject to civil fines and/or penalties and even criminal fines and/or penalties. The Association intends to prosecute vigorously any transfer of, or attempt to transfer, subscription rights that comes to its attention.

     If you are (or have been already) contacted by anyone offering to give you money to buy stock in exchange for transferring the stock to them later or to share in any way proceeds upon the sale of the stock, or to transfer your subscription rights in any other way, please call us immediately at (803) 537-7656.